Exhibit 99.2

November 14, 2012

Dear Stockholder:

Your Board of Directors (the “Board”) is pleased to announce that it adopted a Stockholder Rights Agreement (the “Rights Agreement”) on October 24, 2012 to further protect your rights and investment in Office Depot, Inc. (the “Company”). The Rights Agreement is designed to protect all stockholders of the Company against hostile acquirors who may seek to take advantage of the Company and its stockholders through coercive or unfair tactics aimed at gaining control of the Company without paying all stockholders of the Company a full and fair price. As part of this Rights Agreement, a special type of dividend was declared to stockholders of record at the close of business on November 9, 2012. The enclosed Summary of Rights describes the principal features of the Rights Agreement. I urge you to read it carefully and keep it with your stock records as it contains important information.

The Rights Agreement is not intended to prevent a fair and equitable takeover of the Company and will not do so. However, the Rights Agreement should discourage any effort to acquire the Company in a manner or on terms not approved by the Board. The Board believes that the Rights Agreement will enable all stockholders to realize the long-term value of their investment by safeguarding the Board’s ability to continue to evaluate and take actions that are designed to create value for all stockholders.

The distribution of Rights will not in any way alter the financial strength of the Company or interfere with its business plans. The distribution will not change the way in which you can currently trade the Company’s shares and will not be dilutive or affect reported per share results. While the distribution of the Rights will not be taxable either to you or to the Company, stockholders may, depending on their individual circumstances, recognize taxable income should the Rights become exercisable. As explained in further detail in the enclosed Summary of Rights, the Rights will only become exercisable if certain events occur. You do not need to take any current action with respect to your shares.

More than 600 publicly-traded U.S. companies have adopted stockholder rights agreements, which are generally similar to the Rights Agreement adopted by the Company. The Board is aware that some argue that such agreements could deter legitimate acquisition proposals. Your Board, assisted by the Company’s financial and legal advisors, carefully considered these arguments and concluded that such arguments are speculative and do not justify denying stockholders the protection which the Rights Agreement affords against abusive takeover tactics. Among other things, the Board considered third party studies which suggested that rights agreements do not prevent takeovers, and that companies protected by rights agreements received premiums higher than companies without such agreements in takeover contests.

6600 North Military Trail    |    Boca Raton, FL 33496     |     T + 561.438.4800

Our overriding objective is to preserve and enhance the Company’s value for all stockholders. In declaring the rights dividend, your Board has expressed its confidence in the Company’s future and its determination that you be given every opportunity to participate fully in that future.

Very truly yours,

Neil R. Austrian

Chief Executive Officer and

Chairman, Board of Directors